Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY SECOND QUARTER EARNINGS

AND DRILLING RESULTS

EL DORADO, Arkansas, July 27, 2011 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the second quarter of 2011 was $311.6 million ($1.60 per diluted share) compared to net income of $272.3 million ($1.41 per diluted share) in the second quarter of 2010. Income improved in 2011 in both the upstream and downstream businesses of the Company. Upstream earnings improved primarily due to higher crude oil sales prices, while downstream earnings improved due to stronger U.S. refining and retail marketing margins.

For the first six months of 2011, net income totaled $580.5 million ($2.98 per diluted share) compared to net income of $421.2 million ($2.18 per diluted share) for the same period in 2010.

Net Income

	Three Mos. Ended June 30		Six Mos. Ended June 30
(Millions of Dollars)	2011	2010	2011	2010
Exploration and Production	$243.3	219.1	503.7	466.1
Refining and Marketing	91.7	83.8	122.4	54.1
Corporate	(23.4)	(30.6)	(45.6)	(99.0)

Net income	$311.6	272.3	580.5	421.2

Income per diluted share	1.60	1.41	2.98	2.18

Second Quarter 2011 vs. Second Quarter 2010

Exploration and Production (E&P)

The Company’s income from exploration and production operations was $243.3 million in the second quarter of 2011 compared to $219.1 million in the same quarter of 2010. Income in the 2011 quarter exceeded 2010 primarily due to higher crude oil sales prices in the current period. Additionally, the Company generated an after-tax gain of $13.1 million in the 2011 quarter from sale of natural gas storage assets in Spain. Exploration expenses were $122.5 million in the second quarter of 2011 compared to $53.2 million in the same period of 2010, with the increase mainly attributable to a dry hole expensed in the 2011 quarter in Indonesia at the Lengkuas prospect in the Semai II area.

Worldwide production totaled 170,457 barrels of oil equivalent per day in the second quarter 2011, compared to 189,951 barrels of oil equivalent per day in the same quarter in 2010.

Total crude oil and gas liquids production was 94,242 barrels per day in the second quarter of 2011 compared to 131,983 barrels per day in the 2010 quarter, with the decrease primarily attributable to lower gross production at the Kikeh field, offshore Sabah, where several high-rate wells were shut-in awaiting rig workovers. The first well workover at Kikeh was successfully completed in July 2011. Additionally, oil production in the Seal area and at Syncrude in Western Canada was adversely affected in the 2011 quarter by severe forest fires in Northern Alberta. Crude oil production at Terra Nova, offshore Eastern Canada, was lower in the 2011 quarter primarily due to curtailment associated with equipment constraints on the production facility. In addition, 2011 crude oil production in the Gulf of Mexico was below year ago levels primarily due to the delay in permitting of drilling operations by U.S. government regulators following the Macondo incident in April 2010. Crude oil and gas liquids sales volumes averaged 90,004 barrels per day in the second quarter of 2011 compared to 131,810 barrels per day in the 2010 quarter. Natural gas sales volumes averaged a Company record 457 million cubic feet per day in the second quarter of 2011 compared to 348 million cubic feet per day in the 2010 quarter. The increase in natural gas sales volumes in 2011 included continued ramp-up of gas production volumes at the Tupper West area in British Columbia, Canada, where production commenced in the first quarter 2011, and higher production from fields offshore Sarawak, Malaysia. The Company’s worldwide crude oil and condensate sales prices averaged $99.37 per barrel for the second quarter of 2011 compared to $64.68 per barrel in the second quarter 2010. North American natural gas sales prices averaged $4.26 per thousand cubic feet (MCF) in the 2011 quarter compared to $4.16 per MCF in the same quarter of 2010. Natural gas produced offshore Sarawak, Malaysia was sold at an average price of $6.40 per MCF during the second quarter 2011 compared to an average price of $5.10 per MCF in the second quarter 2010.

E&P Metrics

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2011	2010	2011	2010
Oil Production Volume – Bbls. per day	94,242	131,983	103,725	135,502
Natural gas Sales Volume – MCF per day	457,288	347,806	435,283	345,414
Total BOE Production Volume – BOE per day	170,457	189,951	176,272	193,071
Average Realized Oil Sales Price – $ per Bbl.	$99.37	64.68	93.04	64.59
Average Realized North American Gas Sales Price – $ per MCF	$4.26	4.16	4.30	4.61
Average Realized Sarawak Gas Sales Price – $ per MCF	$6.40	5.10	6.15	4.87

Refining and Marketing (R&M)

The Company previously announced its intent to sell its U.S. refining and U.K. R&M assets. On July 25, we signed an agreement to sell the Superior, Wisconsin refinery for $214 million plus the value of hydrocarbon inventories. Ongoing sale activities related to the other refining and marketing assets offered for sale continue to progress.

The Company’s refining and marketing operations generated income of $91.7 million in the second quarter 2011 compared to income of $83.8 million in the same quarter of 2010. The R&M earnings improvement in the 2011 second quarter occurred in the United States, where quarterly earnings were $107.5 million in 2011 compared to $79.4 million in 2010. U.S. manufacturing income of $27.3 million in the 2011 quarter exceeded income of $9.8 million in the 2010 quarter primarily due to improved U.S. refining margins, which averaged $2.54 per barrel in 2011 compared to $0.69 per barrel in 2010. Additionally, the refineries ran well during the 2011 quarter processing a record 170,475 barrels of crude oil per day.

U.S. marketing operations generated a profit of $80.2 million in the 2011 quarter compared to $69.6 million in the 2010 quarter. The 2011 quarter had average retail marketing margins of $0.199 per gallon, up from $0.162 per gallon in the prior year. Fuel sales volume per store was about 10% below 2010 levels, while merchandise sales per store were up 2% in the 2011 quarter compared to the prior year quarter.

The United Kingdom R&M business had an after-tax loss of $15.8 million in the 2011 second quarter compared to a profit of $4.4 million in the 2010 second quarter. The unfavorable result in the U.K. in 2011 compared to 2010 was primarily due to significantly weaker refining margins at the Milford Haven, Wales refinery. In addition, marketing operations had lower average product margins in the 2011 quarter due to weak motor fuel demand. Milford Haven processed a record quarterly volume of crude oil, achieving 136,428 barrels per day during the 2011 quarter. Throughput for the 2010 quarter was adversely affected by a turnaround at Milford Haven early in the period and the refinery was slow to return to normal operations upon restart. The 2010 quarter included a $6.0 million benefit for U.K. income tax adjustments.

R&M Metrics

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2011	2010	2011	2010
Total Refinery Inputs – Bbls. per day	314,388	207,186	304,342	188,497
Total Petroleum Product Sales – Bbls. per day	601,498	508,117	583,019	493,486
U.S. Refining Unit Margin – Per Bbl.	$2.54	0.69	2.73	(1.23)
U.S. Retail Fuel Margin – Per Gallon	$0.199	0.162	0.146	0.123
U.K. R&M Unit Margin – Per Bbl.	$(1.76)	0.52	(1.22)	(1.65)

Corporate

Corporate functions incurred net costs of $23.4 million in the 2011 second quarter compared to net costs of $30.6 million in the 2010 second quarter, with the improved result in 2011 primarily related to favorable impacts on transactions denominated in foreign currencies. After-tax foreign currency effects were a gain of $4.9 million in the 2011 quarter compared to a loss of $1.6 million in the 2010 quarter.

First Six Months 2011 vs. First Six Months 2010

Exploration and Production (E&P)

The Company’s E&P business earned $503.7 million in the first six months of 2011 compared to earnings of $466.1 million in the same period of 2010. Earnings in 2011 were favorably affected by higher sales prices for crude oil and Sarawak natural gas compared to a year ago. The Company also benefited from higher natural gas sales volumes in 2011 compared to 2010, while crude oil sales volumes in 2011 were well below prior year levels. Exploration expenses were $218.8 million in 2011 compared to $119.5 million in 2010, with the higher costs in the 2011 period primarily from unsuccessful wildcat drilling offshore Indonesia and Suriname. The 2011 period included a $13.1 million after-tax gain on sale of gas storage assets in Spain.

Worldwide production amounted to 176,272 barrels of oil equivalents per day during the first six months of 2011 compared to 193,071 barrel equivalents per day in the same period a year ago. Crude oil and gas liquids production for the first six months of 2011 averaged 103,725 barrels per day compared to 135,502 barrels per day in 2010. The oil production decrease in 2011 was mostly caused by lower gross crude oil volumes produced at the Kikeh field, offshore Sabah, Malaysia. Other unfavorable crude oil production variances in 2011 included the Gulf of Mexico, Terra Nova and the United Kingdom. Natural gas sales volumes were 435 million cubic feet per day in 2011 compared to 345 million cubic feet per day in 2010, with the increase primarily resulting from new volumes produced at Tupper West in British Columbia, following start-up in February 2011, and higher gas volumes at Tupper Main and offshore Sarawak, Malaysia. Crude oil and condensate sales prices averaged $93.04 per barrel in the 2011 period compared to $64.59 per barrel in 2010. North American natural gas was sold at an average price of $4.30 per MCF in 2011, compared to $4.61 per MCF in 2010. Sarawak natural gas production was sold at an average of $6.15 per MCF during the first six months of 2011 compared to $4.87 per MCF during 2010.

Refining and Marketing (R&M)

The Company’s refining and marketing earnings were $122.4 million in the first six months of 2011, compared to earnings of $54.1 million in the same 2010 period. U.S. manufacturing results improved from a loss of $13.8 million in the 2010 period to a profit of $56.0 million in 2011 due to significantly better refining margins in 2011, coupled with the favorable effect of significantly higher crude oil throughput volumes at the Meraux, Louisiana, refinery. The 2010 period was unfavorably impacted by downtime for a plant-wide four-week turnaround at Meraux. Refining margins in the U.S. averaged $2.73 per barrel in the 2011 six months compared to a loss of $1.23 per barrel in 2010.

U.S. marketing operations had income of $90.9 million in the first six months of 2011, well above the $78.5 million of income in the same period in 2010. U.S. retail marketing margins averaged $0.146 per gallon in 2011 six-month period compared to $0.123 per gallon in 2010. Fuel sales per store month in 2011 were about 9% lower than in 2010. Merchandise sales per store increased 4% in 2011 compared to 2010, with the current period including more than a 5% higher margin on sales.

R&M operations in the U.K. showed a six-month 2011 loss of $24.5 million, compared to a loss of $10.6 million in the prior year, as the operation continued to experience weak refining margins at the Milford Haven, Wales, refinery as well as weaker margins across the marketing network in 2011. The Milford Haven refinery processed significantly higher crude oil volumes in the 2011 period compared to 2010. The prior year six-month period included a full-plant turnaround. The increase in crude oil processed during 2011 led to higher product sales volumes into the unprofitable U.K. product market.

Corporate and Other

Corporate after-tax costs were $45.6 million in the first six months of 2011 compared to after-tax costs of $99.0 million in the 2010 period. The 2011 results included $3.9 million of after-tax gains on transactions denominated in foreign currencies compared to after-tax losses of $42.9 million in 2010. Additionally, lower net interest expense in 2011 compared to 2010 was attributable to a combination of lower average interest rates on borrowed funds and higher amounts of interest capitalized to ongoing oil and natural gas development projects in the current period.

David M. Wood, President and Chief Executive Officer, commented, “While we are disappointed in the results of the Lengkaus well in Indonesia, we are using this data to reevaluate other prospects on this and surrounding blocks. Our next exploration wells will be on the Deep Blue prospect in the Gulf of Mexico and our first well offshore Brunei in the third quarter. Our Eagle Ford Shale presence and production volumes continue to grow. We had a record production day of 7,200 barrels of oil equivalent in this area in July and we added over 20,000 acres in the heart of the play in the second quarter. We are proud to partner with Walmart U.S. to offer a 10-cent per gallon discount opportunity to retail customers at the majority of our gasoline stations beginning in July and continuing through September 30. Our ethanol production facility in Hereford, Texas, has essentially lined out its operations following start-up near the end of the first quarter this year. Consistent with our repositioning strategy previously announced, on July 25 we signed an agreement to sell our Superior, Wisconsin refinery. The sale process for the Meraux, Louisiana refinery and U.K. downstream assets continues to progress.

“We anticipate total worldwide production volumes of about 173,000 barrels of oil equivalent per day in the third quarter of 2011. Sales volumes of oil and natural gas are projected to average 171,500 barrels of oil equivalent per day in the third quarter 2011. We anticipate full year 2011 production volumes of 185,000 barrels of oil equivalent per day, with an expected 2011 year-end exit rate of 220,000 barrel equivalents per day. At the current time, we expect net income in the third quarter to range between $1.05 and $1.15 per diluted share. The earnings projection includes approximately $15 million of income tax charges associated with a 12% higher tax rate recently enacted on oil and gas profits in the U.K. Exploration expense should total between $100 million and $130 million during the quarter. The third quarter estimate includes projected earnings from our downstream businesses of approximately $60 million. Results could vary based on commodity prices, drilling results, timing of crude oil and natural gas sales, refining and marketing margins, and foreign exchange movements.”

The public is invited to access the Company’s conference call to discuss second quarter 2011 results on Thursday, July 28, at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://www.murphyoilcorp.com/ir or via telephone by dialing 1-800-967-7141. The telephone reservation number for the call is 9943385. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through August 1 by calling 1-888-203-1112 and using the same reservation number shown above. Audio downloads of the conference will be available on Murphy’s Web site through September 1, 2011 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the second quarter and first six months of 2011 with comparisons to 2010 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2010 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
	Revenues	Income	Revenues	Income
Exploration and production
United States	$198.3	52.1	167.6	14.5
Canada	328.7	95.8	240.9	62.3
Malaysia	439.8	166.0	429.4	158.2
United Kingdom	33.5	9.3	29.1	8.4
Republic of the Congo	33.1	(3.3)	25.4	(8.9)
Other	23.1	(76.6)	.3	(15.4)

	1,056.5	243.3	892.7	219.1

Refining and marketing
United States Manufacturing	2,069.4	27.3	1,258.1	9.8
United States Marketing	5,735.1	80.2	4,080.9	69.6
United Kingdom	1,641.8	(15.8)	416.6	4.4

	9,446.3	91.7	5,755.6	83.8

	10,502.8	335.0	6,648.3	302.9
Intersegment transfers elimination	(1,789.6)	—	(1,055.9)	—

	8,713.2	335.0	5,592.4	302.9
Corporate	8.3	(23.4)	(.5)	(30.6)

Total revenues/net income	$8,721.5	311.6	5,591.9	272.3

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
	Revenues	Income	Revenues	Income
Exploration and production
United States	$366.5	68.6	342.6	33.2
Canada	615.0	182.2	463.8	111.5
Malaysia	957.3	361.8	933.3	331.7
United Kingdom	63.7	18.3	81.5	25.0
Republic of the Congo	67.7	.3	53.7	(6.4)
Other	24.4	(127.5)	2.6	(28.9)

	2,094.6	503.7	1,877.5	466.1

Refining and marketing
United States Manufacturing	3,744.3	56.0	2,014.5	(13.8)
United States Marketing	10,534.0	90.9	7,686.5	78.5
United Kingdom	2,946.9	(24.5)	959.0	(10.6)

	17,225.2	122.4	10,660.0	54.1

	19,319.8	626.1	12,537.5	520.2
Intersegment transfers elimination	(3,260.5)	—	(1,715.7)	—

	16,059.3	626.1	10,821.8	520.2
Corporate	13.9	(45.6)	(49.7)	(99.0)

Total revenues/net income	$16,073.2	580.5	10,772.1	421.2

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED JUNE 30, 2011 AND 2010

	United States	Canada		Malaysia	United Kingdom	Republic of the Congo
(Millions of dollars)		Conventional	Synthetic				Other	Total
Three Months Ended June 30, 2011
Oil and gas sales and other revenues	$198.3	195.7	133.0	439.8	33.5	33.1	23.1	1,056.5
Production expenses	36.4	37.4	58.3	84.7	8.9	11.2	—	236.9
Depreciation, depletion and amortization	42.8	71.4	12.8	75.9	3.7	18.9	.4	225.9
Accretion of asset retirement obligations	2.5	1.2	2.0	2.7	.8	.1	.1	9.4
Exploration expenses
Dry holes	(.3)	—	—	(.1)	—	.8	69.1	69.5
Geological and geophysical	2.4	1.0	—	5.8	.2	.8	2.1	12.3
Other	4.0	.3	—	—	.1	—	5.2	9.6

	6.1	1.3	—	5.7	.3	1.6	76.4	91.4
Undeveloped lease amortization	19.9	7.1	—	—	—	—	4.1	31.1

Total exploration expenses	26.0	8.4	—	5.7	.3	1.6	80.5	122.5

Selling and general expenses	11.0	3.3	.2	(1.3)	.9	.7	10.3	25.1

Results of operations before taxes	79.6	74.0	59.7	272.1	18.9	.6	(68.2)	436.7
Income tax provisions	27.5	21.9	16.0	106.1	9.6	3.9	8.4	193.4

Results of operations (excluding corporate overhead and interest)	$52.1	52.1	43.7	166.0	9.3	(3.3)	(76.6)	243.3

Three Months Ended June 30, 2010
Oil and gas sales and other revenues	$167.6	140.9	100.0	429.4	29.1	25.4	.3	892.7
Production expenses	33.7	26.5	47.7	70.3	5.0	14.6	—	197.8
Depreciation, depletion and amortization	80.1	47.0	12.2	90.9	5.8	12.7	.3	249.0
Accretion of asset retirement obligations	1.7	1.2	1.6	2.4	.6	—	.1	7.6
Exploration expenses
Dry holes	—	—	—	7.9	—	.1	(.5)	7.5
Geological and geophysical	4.7	(.1)	—	.8	.1	3.1	1.3	9.9
Other	3.1	.1	—	—	.1	(.3)	5.2	8.2

	7.8	—	—	8.7	.2	2.9	6.0	25.6
Undeveloped lease amortization	18.3	8.0	—	—	—	—	1.3	27.6

Total exploration expenses	26.1	8.0	—	8.7	.2	2.9	7.3	53.2

Terra Nova working interest redetermination	—	5.4	—	—	—	—	—	5.4
Selling and general expenses	5.4	2.9	.2	.2	.7	.3	8.0	17.7

Results of operations before taxes	20.6	49.9	38.3	256.9	16.8	(5.1)	(15.4)	362.0
Income tax provisions	6.1	15.0	10.9	98.7	8.4	3.8	—	142.9

Results of operations (excluding corporate overhead and interest)	$14.5	34.9	27.4	158.2	8.4	(8.9)	(15.4)	219.1

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	United States	Canada		Malaysia	United Kingdom	Republic of the Congo
(Millions of dollars)		Conventional	Synthetic				Other	Total
Six Months Ended June 30, 2011
Oil and gas sales and other revenues	$366.5	355.2	259.8	957.3	63.7	67.7	24.4	2,094.6
Production expenses	77.5	68.3	116.8	187.8	14.5	16.8	—	481.7
Depreciation, depletion and amortization	91.3	124.2	26.6	171.7	8.3	37.8	.8	460.7
Accretion of asset retirement obligations	4.9	2.5	3.9	5.3	1.6	.3	.2	18.7
Exploration expenses
Dry holes	.6	—	—	—	—	2.9	101.8	105.3
Geological and geophysical	20.6	2.5	—	5.8	.3	1.6	2.5	33.3
Other	7.3	.6	—	—	.2	.1	11.5	19.7

	28.5	3.1	—	5.8	.5	4.6	115.8	158.3
Undeveloped lease amortization	38.3	14.0	—	—	—	—	8.2	60.5

Total exploration expenses	66.8	17.1	—	5.8	.5	4.6	124.0	218.8

Terra Nova working interest redetermination	—	(5.4)	—	—	—	—	—	(5.4)
Selling and general expenses	20.4	6.6	.4	—	1.7	.3	18.1	47.5

Results of operations before taxes	105.6	141.9	112.1	586.7	37.1	7.9	(118.7)	872.6
Income tax provisions	37.0	41.7	30.1	224.9	18.8	7.6	8.8	368.9

Results of operations (excluding corporate overhead and interest)	$68.6	100.2	82.0	361.8	18.3	.3	(127.5)	503.7

Six Months Ended June 30, 2010
Oil and gas sales and other revenues	$342.6	276.1	187.7	933.3	81.5	53.7	2.6	1,877.5
Production expenses	66.5	52.3	99.5	154.1	14.2	26.5	—	413.1
Depreciation, depletion and amortization	155.5	93.1	22.2	196.8	14.1	22.1	.6	504.4
Accretion of asset retirement obligations	3.4	2.4	3.2	4.7	1.1	.1	.2	15.1
Exploration expenses
Dry holes	.1	—	—	30.5	—	(.3)	(.5)	29.8
Geological and geophysical	17.1	.5	—	1.0	.5	3.4	3.4	25.9
Other	5.7	.2	—	—	.2	—	9.3	15.4

	22.9	.7	—	31.5	.7	3.1	12.2	71.1
Undeveloped lease amortization	31.2	14.7	—	—	—	—	2.5	48.4

Total exploration expenses	54.1	15.4	—	31.5	.7	3.1	14.7	119.5

Terra Nova working interest redetermination	—	10.9	—	—	—	—	—	10.9
Selling and general expenses	13.4	6.5	.4	.3	1.6	(.6)	15.2	36.8

Results of operations before taxes	49.7	95.5	62.4	545.9	49.8	2.5	(28.1)	777.7
Income tax provisions	16.5	28.6	17.8	214.2	24.8	8.9	.8	311.6

Results of operations (excluding corporate overhead and interest)	$33.2	66.9	44.6	331.7	25.0	(6.4)	(28.9)	466.1

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$8,721,491	5,591,931	16,073,158	10,772,091

Costs and expenses
Crude oil and product purchases	7,068,906	4,253,167	12,948,722	8,232,126
Operating expenses	600,918	460,244	1,153,902	925,851
Exploration expenses	122,538	53,093	218,812	119,457
Selling and general expenses	86,033	68,851	161,500	133,982
Depreciation, depletion and amortization	270,816	288,212	548,156	580,892
Accretion of asset retirement obligations	9,658	7,844	19,145	15,457
Redetermination of Terra Nova working interest	—	5,346	(5,351)	10,862
Interest expense	12,600	13,893	24,319	28,702
Interest capitalized	(2,639)	(3,696)	(9,072)	(6,361)

	8,168,830	5,146,954	15,060,133	10,040,968

Income before income taxes	552,661	444,977	1,013,025	731,123
Income tax expense	241,048	172,688	432,509	309,943

Net income	$311,613	272,289	580,516	421,180

Net income per Common share
Basic	$1.61	1.42	3.00	2.20
Diluted	1.60	1.41	2.98	2.18

Cash dividends per Common share	$0.275	0.25	0.55	0.50

Average Common shares outstanding (thousands)
Basic	193,482	191,586	193,267	191,395
Diluted	194,916	193,169	194,642	192,821

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating Activities
Net income	$311,613	272,289	580,516	421,180
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	270,816	288,212	548,156	580,892
Amortization of deferred major repair costs	11,735	8,969	23,520	16,150
Expenditures for asset retirements	(9,962)	(17,759)	(16,441)	(25,280)
Dry hole costs	69,503	7,567	105,307	29,841
Amortization of undeveloped leases	31,143	27,521	60,530	48,378
Accretion of asset retirement obligations	9,658	7,844	19,145	15,457
Deferred and noncurrent income tax charges	7,626	14,961	6,220	33,233
Pretax gain from disposition of assets	(23,079)	(113)	(23,132)	(789)
Net decrease (increase) in operating working capital other than cash and cash equivalents	(315,233)	2,034	(455,655)	249,780
Other - net	31,222	7,664	69,776	78,901

Net cash provided by operating activities	395,042	619,189	917,942	1,447,743

Investing Activities
Property additions and dry holes	(731,964)	(511,251)	(1,258,731)	(992,256)
Proceeds from sale of assets	27,462	247	27,538	1,792
Purchases of investment securities*	(247,353)	(632,857)	(675,606)	(1,263,026)
Proceeds from maturity of investment securities*	166,287	725,739	754,082	1,239,290
Expenditures for major repairs	(645)	(38,586)	(680)	(89,102)
Other - net	2,104	(15,530)	6,753	(23,110)

Net cash required by investing activities	(784,109)	(472,238)	(1,146,644)	(1,126,412)

Financing Activities
Increase (decrease) in notes payable	559,990	(19)	594,980	(122,019)
Decrease in nonrecourse debt of a subsidiary	—	(2,269)	—	(2,269)
Proceeds from exercise of stock options and employee stock purchase plans	1,084	9,178	7,900	14,798
Excess tax benefits related to exercise of stock options	(185)	292	4,068	483
Withholding tax on stock-based incentive awards	—	(1,083)	(8,014)	(5,170)
Issue cost of debt facility	(7,672)	—	(7,672)	—
Cash dividends paid	(53,208)	(47,889)	(106,312)	(95,700)

Net cash provided (required) by financing activities	500,009	(41,790)	484,950	(209,877)

Effect of exchange rate changes on cash and cash equivalents	885	(6,314)	9,173	(13,778)

Net increase in cash and cash equivalents	111,827	98,847	265,421	97,676
Cash and cash equivalents at beginning of period	689,419	299,973	535,825	301,144

Cash and cash equivalents at end of period	$801,246	398,820	801,246	398,820

*	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2010)

(Millions of dollars)

			June 30, 2011	Dec. 31, 2010

Total current assets			$4,213.5	3,550.7
Total current liabilities			3,343.1	2,930.9
Total assets			15,567.0	14,233.2
Long-term debt			1,184.5	939.4
Stockholders’ equity			8,829.2	8,199.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Capital expenditures
Exploration and production
United States	$285.0	122.0	372.4	270.4
Canada	217.8	193.4	425.5	351.0
Malaysia	158.9	112.5	242.2	205.4
Other	78.1	36.7	216.8	80.0

	739.8	464.6	1,256.9	906.8

Refining and marketing
United States Manufacturing	20.6	44.0	52.4	59.8
United States Marketing	14.2	36.0	28.3	66.2
United Kingdom	5.6	28.7	7.6	63.5

	40.4	108.7	88.3	189.5

Corporate	1.9	1.4	3.5	3.1

Total capital expenditures	782.1	574.7	1,348.7	1,099.4

Charged to exploration expenses*
United States	6.1	7.8	28.5	22.9
Canada	1.3	—	3.1	0.7
Malaysia	5.7	8.7	5.8	31.5
Other	78.3	9.1	120.9	16.0

Total charged to exploration expenses	91.4	25.6	158.3	71.1

Total capitalized	$690.7	549.1	1,190.4	1,028.3

* Excludes amortization of undeveloped leases of	$31.1	27.6	60.5	48.4

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Exploration and Production
Net crude oil, condensate and gas liquids produced – barrels per day	94,242	131,983	103,725	135,502
United States	17,050	20,755	16,934	21,199
Canada – light	79	31	57	41
– heavy	5,726	5,920	6,762	6,200
– offshore	9,279	12,210	9,043	12,404
– synthetic	12,720	14,499	13,805	13,445
Malaysia	41,995	69,597	48,569	73,824
United Kingdom	2,369	4,103	2,725	4,095
Republic of the Congo	5,024	4,868	5,830	4,294

Net crude oil, condensate and gas liquids sold – barrels per day	90,004	131,810	101,341	138,758
United States	17,050	20,755	16,934	21,199
Canada – light	79	31	57	41
– heavy	5,726	5,920	6,762	6,200
– offshore	8,778	12,833	8,933	12,509
– synthetic	12,720	14,499	13,805	13,445
Malaysia	39,279	70,351	48,447	76,434
United Kingdom	2,906	3,654	2,741	5,427
Republic of the Congo	3,466	3,767	3,662	3,503

Net natural gas sold – thousands of cubic feet per day	457,288	347,806	435,283	345,414
United States	50,487	57,649	52,363	50,764
Canada	194,850	87,862	156,286	83,845
Malaysia – Sarawak	176,265	126,469	173,425	142,434
– Kikeh	31,631	69,971	48,140	62,586
United Kingdom	4,055	5,855	5,069	5,785

Total net hydrocarbons produced – equivalent barrels per day[1]	170,457	189,951	176,272	193,071
Total net hydrocarbons sold – equivalent barrels per day[1]	166,219	189,778	173,888	196,327

Weighted average sales prices
Crude oil, condensate and gas liquids – dollars per barrel[2]
United States	$109.21	$74.81	$102.47	$75.20
Canada[3] – light	99.94	74.87	97.56	76.83
– heavy	64.55	47.83	58.03	51.01
– offshore	115.50	75.14	108.70	74.98
– synthetic	114.98	75.84	104.03	76.59
Malaysia[4]	90.05	57.71	86.88	57.78
United Kingdom	112.37	77.43	111.46	76.32
Republic of the Congo	105.16	74.27	102.19	71.48
Natural gas – dollars per thousand cubic feet
United States[2]	$4.43	$4.23	$4.31	$4.88
Canada[3]	4.22	4.11	4.29	4.44
Malaysia – Sarawak	6.40	5.10	6.15	4.87
– Kikeh	0.24	0.23	0.24	0.23
United Kingdom[3]	10.10	5.97	9.98	5.88

[1]	Natural gas converted on an energy equivalent basis of 6:1.
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the production sharing contracts for Blocks SK 309 and K.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Refining and Marketing
Refinery inputs – barrels per day	314,388	207,186	304,342	188,497
United States	174,502	158,635	171,874	130,883
Crude oil - Meraux, Louisiana	135,528	119,187	132,864	93,127
- Superior, Wisconsin	34,947	33,662	34,889	32,770
Other feedstocks	4,027	5,786	4,121	4,986
United Kingdom	139,886	48,551	132,468	57,614
Crude oil - Milford Haven,Wales	136,428	45,104	128,919	53,029
Other feedstocks	3,458	3,447	3,549	4,585

Refinery yields – barrels per day	314,388	207,186	304,342	188,497
United States	174,502	158,635	171,874	130,883
Gasoline	70,174	66,087	70,403	54,944
Kerosine	15,098	13,484	15,289	10,493
Diesel and home heating oils	53,994	43,499	50,462	34,441
Residuals	17,176	22,180	16,091	18,072
Asphalt, LPG and other	16,320	12,955	18,645	12,150
Fuel and loss	1,740	430	984	783
United Kingdom	139,886	48,551	132,468	57,614
Gasoline	36,843	8,390	31,742	13,308
Kerosine	17,937	6,843	17,043	8,323
Diesel and home heating oils	49,499	13,577	46,180	15,915
Residuals	14,951	3,958	13,259	5,560
Asphalt, LPG and other	17,359	13,263	21,251	12,006
Fuel and loss	3,297	2,520	2,993	2,502

Petroleum products sold – barrels per day	601,498	508,117	583,019	493,486
Total United States	459,209	459,277	448,551	435,110
United States manufacturing	177,878	163,113	169,851	131,673
Gasoline	81,999	73,741	80,223	62,319
Kerosine	15,098	13,484	15,289	10,493
Diesel and home heating oils	53,030	43,499	50,063	34,441
Residuals	16,926	22,523	16,080	17,965
Asphalt, LPG and other	10,825	9,866	8,196	6,455
United States marketing	431,350	426,888	424,135	410,689
Gasoline	330,976	333,781	325,485	325,232
Kerosine	13,768	11,766	14,886	9,487
Diesel and other	86,606	81,341	83,764	75,970
United States intercompany elimination	(150,019)	(130,724)	(145,435)	(107,252)
Gasoline	(81,999)	(73,743)	(80,223)	(62,319)
Kerosine	(15,098)	(13,482)	(15,289)	(10,492)
Diesel and other	(52,922)	(43,499)	(49,923)	(34,441)
United Kingdom	142,289	48,840	134,468	58,376
Gasoline	39,943	15,535	33,349	16,235
Kerosine	16,664	6,763	16,115	8,314
Diesel and home heating oils	49,859	19,034	47,305	20,358
Residuals	17,526	2,142	14,543	5,192
LPG and other	18,297	5,366	23,156	8,277

Unit margins per barrel:
United States refining[1]	$2.54	$0.69	$2.73	$(1.23)
United Kingdom refining and marketing	(1.76)	0.52	(1.22)	(1.65)

United States retail marketing:
Fuel margin per gallon[2]	$0.199	$0.162	$0.146	$0.123
Gallons sold per store month	283,111	316,378	277,658	304,294
Merchandise sales revenue per store month	$161,722	$158,586	$155,072	$148,576
Merchandise margin as a percentage of merchandise sales	12.9%	12.9%	13.3%	12.6%
Store count at end of period (Company operated)	1,118	1,067	1,118	1,067

[1]	Represents refinery sales realizations less cost of crude and other feedstocks and refinery operating and depreciation expenses.
[2]	Represents net sales prices for fuel less purchased cost of fuel.